EXHIBIT 3.1

                           ARTICLES OF INCORPORATION
                                      OF
                            RIVERWAY HOLDINGS, INC.



      The Articles of Incorporation and all amendments and supplements thereto are hereby superceded by the following restated Articles of Incorporation which accurately copy the entire text thereof and as amended as above set forth.

                                  ARTICLE I.

      The name of the Corporation is Riverway Holdings, Inc.

                                  ARTICLE II.

      The period of duration of the Corporation is perpetual.

                                 ARTICLE III.

      The purpose for which the Corporation is organized is the transaction of any or all lawful business.

                                  ARTICLE IV.

      Section A. AUTHORIZED SHARES. The aggregate number of all classes of stock which the Corporation has authority to issue is 6,000,000 shares divided into
(A) one class of 5,000,000 shares of Common Stock with a par value of $1.00 per share, and (B) one class of 1,000,000 shares of Preferred Stock with a par value of $1.00 per share, which may be divided into and issued in series as set forth in this Article 4.
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      Section B. AUTHORIZATION OF DIRECTORS TO DETERMINE CERTAIN RIGHTS OF
PREFERRED STOCK. The Board of Directors is authorized, from time to time, to divide the Preferred Stock into series, to designate each series, to fix and determine separately for each series any one or more of the following relative rights and preferences, and to issue shares of any series then or previously designated, fixed and determined:

      1.    the rate of dividend;

      2.    cumulativity of dividends;

      3. the price at and the terms and conditions on which shares may be redeemed;

      4. the amount payable upon shares in event of involuntary liquidation;

      5. the amount payable upon shares in event of voluntary liquidation;

      6. sinking fund provisions (if any) for the redemption or purchase of shares;

      7. the terms and conditions on which shares may be converted if the shares of any series are issued with the privilege of conversion; and

      8. voting rights (including the number of votes per share, the matters on which the shares can vote, and the contingencies which make the voting rights effective).

      Section C. PREFERENCES, LIMITATIONS AND RELATIVE RIGHTS OF ALL CLASSES OF CAPITAL STOCK.

      1. GENERAL. All shares of Common Stock shall have rights identical to those of all other such shares. Except as they may vary among series established pursuant to Section 4.2 of this Article 4, all shares of Preferred Stock shall have preferences, limitations, and relative rights identical to those of all other such shares. Except as otherwise expressly provided by law, shares of Preferred Stock

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shall have only the preferences and relative rights expressly stated in this
Article 4.

      2.    DIVIDENDS.

            a. AMOUNT; TIME. Each series of Preferred Stock at the time outstanding shall be entitled to receive, when and as declared by the Board of Directors, out of any funds legally available therefor, dividends at the rate fixed by the Board of Directors pursuant to Section 4.2 of this Article 4, and no more.
            b. CUMULATIVITY. Dividends on Preferred Stock may be cumulative, noncumulative or partially cumulative as determined by the Board of Directors pursuant to Section 4.2 of this Article 4. Any such cumulations of dividends shall not bear interest.

            c. PRIORITY OVER COMMON STOCK; RESTRICTION ON PURCHASES OF COMMON STOCK. No dividend shall be declared or paid on Common Stock, and no Common Stock shall be purchased by the Corporation, unless full dividends on outstanding Preferred Stock for all past dividend periods and for the current dividend period shall have been declared and paid.

            d. PARITY AMONG SERIES. No dividend shall be declared on any series of Preferred Stock (a) for any dividend period unless all dividends cumulated for all prior dividend periods shall have been declared or shall then be declared at the same time upon all series of Preferred Stock then outstanding on which cumulative dividends are authorized by the Board of Directors pursuant to
Section 4.2 of this Article 4, and (b) unless a dividend for the same period shall be declared at the same time upon all series of Preferred Stock then outstanding.

      3. LIQUIDATION PREFERENCE. In the event of dissolution, liquidation, or winding up of the

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Corporation (whether voluntary or involuntary), and before any distribution to the holders of Common Stock, the holders of each series of Preferred Stock then outstanding shall be entitled to receive the amount fixed by the Board of Directors pursuant to Section 4.2 of this Article 4 plus a sum equal to all cumulated but unpaid dividends (whether or not earned or declared), if any, to the date fixed for distribution, and no more. All remaining assets shall be distributed pro rata among the holders of Common Stock. If the assets distributable among the holders of Preferred Stock are insufficient to permit full payment to them, the entire assets shall be distributed among the holders of the Preferred Stock in proportion to their respective liquidation preferences. Neither the consolidation, merger, or reorganization of the Corporation with any other corporation or corporations, nor the sale of all or substantially all the assets of the Corporation, nor the purchase or redemption by the Corporation of any of its outstanding shares shall be deemed to be a dissolution, liquidation, or winding up within the meaning of this paragraph.

4.   REDEMPTION.

            a. RIGHT; METHOD. All or any part of any one or more series of Preferred Stock may be redeemed at any time or times at the option of the Corporation, by resolution of the Board of Directors, in accordance with the terms and conditions of this Article 4 and those fixed by the Board of Directors pursuant to Section 4.2 of this Article 4. The Corporation may redeem shares of any one or more series without redeeming shares of any other series. If less than all the shares of any series are to be redeemed, the shares of the series to be redeemed shall be selected ratably or by lot or by any other equitable method determined by the Board of Directors.

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            b. NOTICE. Notice shall be given to the holders of shares to be redeemed, either personally or by mail, not less than twenty nor more than fifty days before the date fixed for redemption.

            c. PAYMENT. Holders of redeemed shares shall be paid in cash the amount fixed by the Board of Directors pursuant to Section 4.2 of this Article 4 plus a sum equal to all cumulated but unpaid dividends (whether or not earned or declared), if any, to the date fixed for redemption, and no more.

            d. PROVISION FOR PAYMENT. On or before the date fixed for redemption, the Corporation may provide for payment of a sum sufficient to redeem the shares called for redemption either (a) by setting aside the sum, separate from its other funds, in trust for the benefit of the holders of the shares to be redeemed, or (b) by depositing such sum in a bank or trust company (either one in Texas having capital and surplus of at least $10,000,000 according to its latest statement of condition, or one anywhere in the United States duly appointed and acting as transfer agent of the Corporation) as a trust fund, with irrevocable instructions and authority to the bank or trust company to give or complete the notice of redemption and to pay to the holders of the shares to be redeemed, on or after the date fixed for redemption, the redemption price on surrender of their respective share certificates. The holders of shares to be redeemed may be evidenced by a list certified by the Corporation (by its president or a vice president and by its secretary or an assistant secretary) or by its transfer agent. If the Corporation so provides for payment, then from and after the date fixed for redemption (a) the shares shall be deemed to be redeemed, (b) dividends thereon shall cease to

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accrue, (c) such setting aside or deposit shall be deemed to constitute full payment for the shares, (d) the shares shall no longer be deemed to be outstanding, (e) the holders thereof shall cease to be shareholders with respect to such shares, and (f) the holders shall have no rights with respect thereto except the right to receive (without interest) their proportionate shares of the funds so set aside or deposited upon surrender of their respective certificates, and any right to convert such shares which may exist. Any interest accrued on funds so set aside or deposited shall belong to the Corporation. If the holders of the shares do not, within six years after such deposit, claim any amount so deposited for redemption thereof, the bank or trust company shall upon demand pay over to the Corporation the balance of the funds so deposited, and the bank or trust company shall thereupon be relieved of all responsibility to such holders.

            e. STATUS OF REDEEMED SHARES. Shares of Preferred Stock which are redeemed shall be cancelled and shall be restored to the status of authorized but unissued shares.

      5. PURCHASE. Except as specified in Section 4.3(B)(3) of this Article 4, nothing herein shall limit the right of the Corporation to purchase any of its outstanding shares in accordance with law, by public or private transaction.

      6. VOTING. Except as (i) otherwise set forth in this Article 4, (ii) fixed by the Board of Directors pursuant to Section 4.2 of this Article 4, and (iii) otherwise expressly provided by law, all voting power shall be in the Common Stock and none in the Preferred Stock. Except as fixed by the Board of Directors pursuant to Section 4.2 of this Article 4, and except as otherwise expressly provided by law, where one or more series of Preferred Stock have voting power, all series of

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Preferred Stock having such power shall vote as a single class.

      7. DENIAL OF PREEMPTIVE RIGHTS AND CUMULATIVE VOTING. No shareholder or any other person shall have any preemptive right whatsoever, and cumulative voting shall not be permitted.

                                   ARTICLE V.

      The Corporation will not commence business until it has received for the issuance of its shares consideration of the value of at least $1,000.

                                  ARTICLE VI.

      Without necessity for action by its shareholders, the Corporation may purchase, directly or indirectly, its own shares to the extent of the aggregate of unrestricted capital surplus available therefor and unrestricted reduction surplus available therefor.

                                  ARTICLE VII.

      Section A. VOTING REQUIREMENT. Notwithstanding any provision of the Texas Business Corporation Act which requires the vote or concurrence of the holders of more than a majority of the shares of the Corporation entitled to vote to take an action, the vote or concurrence of the holders of a majority of the shares of the Corporation entitled to vote shall be sufficient to take such action.

      Section B. QUORUM REQUIREMENT. The holders of at least a majority of the shares of the Corporation entitled to vote, represented in person or by proxy, shall constitute a quorum at any meeting of shareholders of the Corporation.

      Section C. INTERESTED TRANSACTIONS. No contract or other transaction between the Corporation

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and one or more of its directors, officers or securityholders or between the
Corporation and another corporation, partnership, joint venture, trust or other enterprise of which one or more of the Corporation's directors, officers or securityholders are members, officers, securityholders, directors or employees or in which they are otherwise interested, directly or indirectly, shall be invalid solely because of such relationship, or solely because such a director, officer or securityholder is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or other transaction, or solely because his or their votes are counted for such purpose, if (A) the material facts as to his relationship or interest and as to the contract or other transaction are known or disclosed to the Board of Directors or committee thereof, and such board or committee in good faith authorizes the contract or other transaction by the affirmative vote of a majority of the disinterested directors even though the disinterested directors be less than a quorum, or (B) the material facts as to his relationship or interest and as to the contract or other transaction are known or disclosed to the shareholders entitled to vote thereon, and the contract or other trans- action is approved in good faith by vote of the shareholders, or (C) the contract or other transaction is fair as to the Corporation as of the time it is entered into.

                                 ARTICLE VIII.

Section A. INDEMNIFICATION. As permitted by Section G of Article 2.02-1 of the Texas

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Business Corporation Act as in effect on the date of the filing of these
Articles of Incorporation with the Secretary of State of the State of Texas ("Indemnification Article"), the Corporation hereby:

      1. makes mandatory the indemnification permitted under Section B of the Indemnification Article as contemplated by Section G thereof;

      2. makes mandatory its payment or reimbursement of the reasonable expenses incurred by a director who was, is, or is threatened to be made a named defendant or respondent in a proceeding upon such director's compliance with the requirements of Section K of the Indemnification Article; and

      3. extends the mandatory indemnification referred to in Section 8.1 (a) above and the mandatory payment or reimbursement of expenses referred to in
Section 8.1 (b) above (i) to all officers of the Corporation and (ii) to all persons who are or were serving at the request of the Corporation as a director, officer, partner or trustee of another foreign or domestic corporation, partnership, joint venture, trust or employee benefit plan, to the same extent that the Corporation is obligated to indemnify and pay or reimburse expenses to directors.

      Section B. INSURANCE. The Corporation may purchase and maintain insurance or another arrangement on behalf of any person who is or was a director, officer, employee, or agent of the Corporation, or who is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, against any liability asserted against him and incurred by him in such a capacity or arising

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out of his status as such a person, whether or not the Corporation would have the power to indemnify him against that liability under the Indemnification Article.

      Section C. NON-EXCLUSIVITY. The provisions of Sections 8.1 and 8.2 of this
Article 8 shall not be deemed exclusive of any other rights to which any such director, officer or other person may be entitled under any other agreement, pursuant to a vote of directors or any committee thereof or a vote of shareholders, as a matter of law or otherwise, either as to action in his official capacity or as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person. No person shall be entitled to indemnification pursuant to this Article 8 in relation to any matter as to which indemnification shall not be permitted by law.

                                  ARTICLE IX.

      In performing his duties, a director of the Corporation shall be entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by (A) one or more officers or employees of the Corporation whom the director reasonably believes to be reliable and competent in the matters presented, (B) counsel, public accountants or other persons as to matters which the director reasonably believes to be within such person's professional or expert competence, or (C) a committee of the Board of Directors upon which he does not serve, duly designated in accordance with a provision of the by-laws, as to matters within its designated authority, which committee the director deems to merit confidence, but he shall not be considered to be acting in good faith if he has knowledge concerning the matter in question

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that would cause such reliance to be unwarranted. A person who so performs his duties shall have no liability to the Corporation (whether asserted directly or derivatively) by reason of being or having been a director of the Corporation.

      No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for an act or omission in the director's capacity as a director, except to the extent that the foregoing exemption from liability is not permitted under the applicable provision of the Texas Miscellaneous Corporation Laws Act (or any successor or replacement statute) as the same now exists or may hereafter be amended.

      Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                   ARTICLE X.

      The address of the registered office of the Corporation is Five Riverway, Houston, Texas 77056, and the name of the registered agent of the Corporation at such address is John E. Phillips.

                                  ARTICLE XI.

      The Board of Directors shall consist of ten (10) members who shall serve as directors until

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the first annual meeting of shareholders or until their successors shall have been elected and qualified, and whose names and addresses are as follows:

NAME                                     ADDRESS
----                                     -------

Samuel A. Jones                          800 Bering Drive
                                         Suite 210
                                         Houston, Texas 77057

David L. Lane                            Twenty Briar Hollow Lane
                                         Houston, Texas 77027

Joel M. Levy                             5333 Gulfton
                                         Houston, Texas 77081

Harlon E. Martin, Jr.                    11200 Westheimer
                                         Suite 905
                                         Houston, Texas 77042

Jack H. Mayfield, Jr.                    6371 Richmond Avenue
                                         Houston, Texas 77057

Walter G. Mayfield                       6371 Richmond Avenue
                                         Houston, Texas 77057

Madeline G. O'Brien                      1400 Post Oak Boulevard
                                         Suite 100
                                         Houston, Texas 77056

John E. Phillips                         Five Riverway
                                         Houston, Texas 77056

Joseph E. Reid                           651 Shady Hollow
                                         Houston, Texas 77056

Henry V. Seger                           770 South Post Oak Lane
                                         Suite 500
                                         Houston, Texas 77056


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      IN WITNESS WHEREOF, I have set my hand this 12th day of January, 1995.

                                    __________________________________________
                                    John E. Phillips
                                    President

      Sworn to on __________________, by the above named officer.


                                    __________________________________________
                                    Notary Public in and for the State of Texas

                                    Print Name:_______________________________

                                    My Commission Expires:____________________


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              ARTICLES OF AMENDMENT TO ARTICLES OF INCORPORATION
                                      OF
                           RIVERWAY HOLDINGS, INC.

      Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, the undersigned corporation hereby adopts the following Articles of Amendment to its Articles of Incorporation


                                  ARTICLE ONE

      The name of the corporation is Riverway Holdings, Inc.


                                  ARTICLE TWO

      The following amendment to the Articles of Incorporation were adopted by the shareholders of the corporation on August 4, 1998. The amendment alters or changes the Restated Articles of Incorporation.

      Article IV was amended to increase the number of authorized shares of common stock to 50 million shares and to increase the number of authorized shares of preferred stock to 20 million shares, issuable in series as determined by the Board of Directors. The amendment alters or changes Article IV of the amended Articles of Incorporation and the full text of Article IV is as follows:

                                  ARTICLE IV

      Section 4.1. AUTHORIZED SHARES. The aggregate number of all classes of stock which the Corporation has authority to issue is 70,000,000 shares divided into (A) one class of 50,000,000 shares of Common Stock with a par value of $1.00 per share, and (B) one class of 20,000,000 shares of Preferred Stock with a par value of $1.00 per share, which may be divided into and issued in series as set forth in this Article IV.

      Section 4.2. AUTHORIZATION OF DIRECTORS TO DETERMINE CERTAIN RIGHTS OF PREFERRED STOCK. The shares of Preferred Stock may be divided into and issued in series. The Board of Directors shall have the authority to establish series of unissued shares of Preferred Stock by fixing and determining the relative rights and preferences of the shares of any series so established, and to increase or decrease the number of shares within each such series; provided, however, that the Board of Directors may not decrease the number of shares within a series of Preferred Stock to less than the number of shares within such series that are then issued. The Preferred Stock of each such series shall have such designations, preferences, limitations, or relative rights, including voting rights, as shall be set forth in the resolution or resolutions establishing such series adopted by the Board of Directors, including, but without limiting the generality of the foregoing, the following:

            (A) The distinctive designation of, and the number of shares of Preferred Stock that shall constitute, such series, which number (except where otherwise provided by the Board of Directors in the resolution establishing such series) may be increased or decreased (but not below the number of shares of such series then outstanding) from time to time by like action of the Board of Directors;

            (B) The rights in respect of dividends, if any, of such series of Preferred Stock, the extent of the preference or relation, if any, of such dividends to the dividends payable on any other class or classes or any other series of the same or other class or classes of capital stock of the Corporation and whether such dividends shall be cumulative or noncumulative;

            (C) The right, if any, of the holders of such series of Preferred Stock to convert the same into, or exchange the same for, shares of any other class or classes or of any other series of the same or any other class or classes of capital stock, obligations, indebtedness, rights to purchase securities or other securities of the Corporation or other entities, domestic or foreign, or for other property or for any combination of the foregoing, and the terms and conditions of such conversion or exchange;

            (D) Whether or not shares of such series of Preferred Stock shall be subject to redemption, and the redemption price or prices and the time or times at which, and the terms and conditions on which, shares of such series of Preferred Stock may be redeemed;

            (E) The rights, if any, of the holders of such series of Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation or in the event of any merger or consolidation of or sale of assets by the Corporation;

            (F) The terms of any sinking fund or redemption or repurchase or purchase account, if any, to be provided for shares of such series of Preferred Stock;

            (G) The voting powers, if any, of the holders of any series of Preferred Stock generally or with respect to any particular matter, which may be less than, equal to or greater than one vote per share, and which may, without limiting the generality of the foregoing, include the right, voting as a series of Preferred Stock as a class, to elect one or more directors of the Corporation generally or under such specific circumstances and on such conditions, as shall be provided in the resolution or resolutions of the Board of Directors adopted pursuant hereto, including, without limitation, in the event there shall have been a

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      default in the payment of dividends on or redemption of any one or more series of Preferred Stock; and

            (H) Such other powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, as the Board of Directors shall determine.

      Section 4.3. PREFERENCES, LIMITATIONS AND RELATIVE RIGHTS OF ALL CLASSES OF CAPITAL STOCK.

            (A) GENERAL. All shares of Common Stock shall have rights identical to those of all other such shares. Except as they may vary among series established pursuant to Section 4.2 of this Article IV, all shares of Preferred Stock shall have preferences, limitations, and relative rights identical to those of all other such shares.

            (B) LIQUIDATION PREFERENCE. In the event of dissolution, liquidation, or winding up of the Corporation (whether voluntary or involuntary), after payment or provision for payment of debts but before any distribution to the holders of Common Stock, the holders of each series of Preferred Stock then outstanding shall be entitled to receive the amount fixed by the Board of Directors pursuant to Section 4.2 of this
      Article IV and no more. All remaining assets shall be distributed pro rata among the holders of Common Stock. If the assets distributable among the holders of Preferred Stock are insufficient to permit full payment to them, the entire assets shall be distributed among the holders of the Preferred Stock in proportion to their respective liquidation preferences unless otherwise provided by the Board of Directors pursuant to Section
      4.2 of this Article IV. Neither the consolidation, merger, or reorganization of the Corporation with any other corporation or corporations, nor the sale of all or substantially all the assets of the Corporation, nor the purchase or redemption by the Corporation of any of its outstanding shares shall be deemed to be a dissolution, liquidation, or winding up within the meaning of this paragraph.

            (C) REDEMPTION.

                  (1) RIGHT; METHOD. All or any part of any one or more series of Preferred Stock may be redeemed at any time or times at the option of the Corporation, by resolution of the Board of Directors, in accordance with the terms and conditions of this Article IV and those fixed by the Board of Directors pursuant to Section 4.2 of this Article IV. The Corporation may redeem shares of any one or more series without redeeming shares of any other series. If less than all the shares of any series are to be redeemed, the shares of the series to be redeemed shall be selected ratably or by lot or by any other equitable method determined by the Board of Directors.


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                  (2) NOTICE. Notice shall be given to the holders of shares to be redeemed, either personally or by mail, not less than twenty nor more than fifty days before the date fixed for redemption.

                  (3) PAYMENT. Holders of redeemed shares shall be paid in cash the amount fixed by the Board of Directors pursuant to Section 4.2 of this
      Article IV.

                  (4) PROVISION FOR PAYMENT. On or before the date fixed for redemption, the Corporation may provide for payment of a sum sufficient to redeem the shares called for redemption either (a) by setting aside the sum, separate from its other funds, in trust for the benefit of the holders of the shares to be redeemed, or (b) by depositing such sum in a bank or trust company (either one in Texas having capital and surplus of at least $10,000,000 according to its latest statement of condition, or one anywhere in the United States duly appointed and acting as transfer agent of the Corporation) as a trust fund, with irrevocable instructions and authority to the bank or trust company to give or complete the notice of redemption and to pay to the holders of the shares to be redeemed, on or after the date fixed for redemption, the redemption price on surrender of their respective share certificates. The holders of shares to be redeemed may be evidenced by a list certified by the Corporation (by its president or a vice president and by its secretary or an assistant secretary) or by its transfer agent. If the Corporation so provides for payment, then from and after the date fixed for redemption (a) the shares shall be deemed to be redeemed, (b) dividends thereon shall cease to accrue, (c) such setting aside or deposit shall be deemed to constitute full payment for the shares, (d) the shares shall no longer be deemed to be outstanding, (e) the holders thereof shall cease to be shareholders with respect to such shares, and (f) the holders shall have no rights with respect thereto except the right to receive (without interest) their proportionate shares of the funds so set aside or deposited upon surrender of their respective certificates, and any right to convert such shares which may exist. Any interest accrued on funds so set aside or deposited shall belong to the Corporation. If the holders of the shares do not, within six years after such deposit, claim any amount so deposited for redemption thereof, the bank or trust company shall upon demand pay over to the Corporation the balance of the funds so deposited, and the bank or trust company shall thereupon be relieved of all responsibility to such holders.

                  (5) STATUS OF REDEEMED SHARES. Shares of Preferred Stock which are redeemed shall be canceled and shall be restored to the status of authorized but unissued shares.

            (D) PURCHASE. Except as fixed by the Board of Directors pursuant to
      Section 4.2 of this Article IV or as otherwise expressly provided by law, nothing herein shall limit the

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      right of the Corporation to purchase any of its outstanding shares in accordance with law, by public or private transaction.

                                 ARTICLE THREE

      The number of shares of the corporation outstanding at the time of such adoption was 563,563; and the number of shares entitled to vote thereon was 563,563.

                                 ARTICLE FOUR

      The number of shares voted for the amendment to change Article IV was 450,754, the number of shares voted against such amendment was 1,000 and the number of shares abstaining was 500.

Dated: August 5, 1998

                             RIVERWAY HOLDINGS, INC.


                                          By:_____________________________
                                             John E. Phillips
                                             President



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